Exhibit 10

Project Number

Summary of Terms

This term sheet sets forth (i) certain binding agreements (the “Binding Provisions”) between Ares Corporate Opportunities Fund III, L.P. (together with any affiliate designated by it, “Ares”) and Canada Pension Plan Investment Board (together with any affiliate designated by it, “CPPIB” and together with Ares, the “Parties”) and (2) certain non-binding terms that shall form the basis for the negotiation of definitive documentation regarding the relationship between the Parties following the closing of the proposed acquisition (“Acquisition”) under the merger agreement (the “Closing”) of 99 Cents Only Stores (“Target”), as further described in the last paragraph hereof.

Company:	Number Holdings, Inc. (“Parent”)

Capitalization:

The capitalization of Parent will be as set forth on Exhibit A, with the equity capitalization of Parent consisting of common stock.

Notwithstanding anything to the contrary herein (including on Exhibit A), at the Closing, each of Ares and CPPIB shall hold the same “strip” of equity and debt securities of Parent and its subsidiaries (i.e., at the Closing, each of Ares’ and CPPIB’s ownership interest in each class of such equity or debt securities shall be proportionate to Ares’ and CPPIB’s aggregate equity ownership).  For purposes of this term sheet, debt securities of Parent held by the Ares Capital Markets Group or CPPIB Credit Investments Inc., as applicable, shall not be considered held by Ares or CPPIB, as applicable, so long as such debt securities do not exceed 10% of the applicable issue.

Board Representation:

Subject to certain to-be-agreed ownership levels, Ares will nominate 4 of a total of 11 directors on Parent’s Board of Directors (“Ares Nominees”), CPPIB will nominate 2 directors (“CPPIB Nominees”) and Ares will nominate 2 additional directors who shall be independent and subject to the approval of CPPIB (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that if the application of Exhibit A results in an equity capitalization that is materially different from the Base Amount scenario described therein Ares and CPPIB shall negotiate in good faith to amend the composition of Parent’s Board of Directors to appropriately reflect such equity capitalization.

In addition, it is expected that (a) Eric Schiffer, Jeff Gold and Howard Gold shall each have a seat on Parent’s Board of Directors for so long as such person is, respectively, the Chief Executive Officer; President and Chief Operating Officer; or Executive Vice President of Parent and (b) David Gold shall have board observer rights for so long as he is a consultant of Parent.

If none of Eric Schiffer, Jeff Gold or Howard Gold are entitled to be nominated to the Board pursuant to the preceding paragraph, it is expected that such persons, as a group, shall be entitled to nominate one director so long as they and their Permitted Transferees (the “Family”) in the aggregate continues to hold at least 50% of the Rollover Shares held at Closing.  Ares shall, after consultation with CPPIB, appoint the chairman of Parent’s Board of Directors.

Upon Ares or CPPIB no longer having any director nomination rights, such Party shall have board observer rights, subject to a to-be-agreed ownership level.

Subject to applicable law and regulations, the composition of any committees formed by the board shall reflect, as closely as is possible, the composition of the Parent’s Board of Directors; provided, that, each Major Shareholder shall have the right to nominate at least one member to each committee formed by the Parent’s Board of Directors, except as required by law or regulatory or quasi-regulatory bodies.

“Major Shareholder” means Ares and CPPIB, in each case so long as it, together with its permitted transferees, beneficially owns at least 15% of Parent’s outstanding capital stock.

Governance:

Each Major Shareholder will have board approval rights on Parent’s ability to (or any of its subsidiaries’ ability to) take any of the actions set forth in Exhibit B hereto.  In addition, any related party transaction between Parent or any of its subsidiaries, on the one hand, and Ares or CPPIB (or affiliates of either (other than portfolio companies)) on the other hand, shall require the approval of a majority of the disinterested directors (subject to customary exceptions).

Information Rights:	All Major Shareholders will be entitled to the same information rights.

Registration Rights:	Customary registration rights, including demand registration (following an IPO) and piggy-back registration rights for each Major Shareholder.

Qualified IPO:

For so long as Ares and its permitted transferees beneficially own equity interests in Parent representing at least 50% of Ares’ initial investment, Ares will have the right to cause Parent to complete a Qualified IPO at any time; provided, that so long as CPPIB and its permitted transferees beneficially own equity interests in Parent representing at least 50% of CPPIB’s initial investment, CPPIB shall have the right to participate with Ares in the selection of the underwriters.  After 6 years, each of the Major Shareholders shall have the right to cause Parent to complete a Qualified IPO. “Qualified IPO” means a fully committed, fully underwritten initial public offering, covering the offering and sale of a number of primary shares that generates aggregate gross proceeds to Parent that equal or exceed $75 million and has a public offering price per share that equals or exceeds 2x the price per share initially paid by Ares and CPPIB for Parent’s shares (as adjusted for any recapitalizations, including any subsequently received distributions).

Pre-emptive Rights:

Customary pre-emptive rights of each Major Shareholder (pro rata based on percentage ownership) on a sale by Parent or any of its subsidiaries of equity securities or any other securities for which a Major Shareholder subscribes (subject to customary exceptions).

Right of First Offer:

Parent (and if not exercised by Parent, each Major Shareholder) has the right of first offer in the event any shareholder proposes to sell any of Parent’s or any of its subsidiaries’ capital stock other than to a Permitted Transferee.

Tag-along Rights:	Customary tag-along rights in the event of a sale of capital stock by other shareholders other than sales pursuant to which the Right of First Offer has been exercised.

Drag-along Rights

Ares will have customary drag-along rights (subject to customary requirements, including, without limitation, that the dragged party would sell on the same financial terms and conditions applicable to the dragging party, that at least 75% of the consideration would be cash or marketable securities, and that the dragging party would not be required or deemed, other than with respect to members of executive management, to have agreed to any non-compete, non-solicitation or other such non-financial terms without its express written consent).

No Major Shareholder may be dragged (a) on or prior to the 7th anniversary of the Closing, if the gross proceeds to be received by such Party from the sale of such Party’s equity interests are less than 2x such Party’s initially invested capital in the equity of Parent (less any subsequently received distributions), and (b) thereafter, if the gross proceeds to be received by such Party from the sale of such Party’s equity interests are less than such Party’s initially invested capital in the equity of Parent (less any subsequently received distributions).

Transfer Restrictions:

3 year general transfer restriction on equity and mezzanine debt without the prior written consent of each Major Shareholder with exceptions for permitted transfers and transfers in connection with public sales or exercise of tag along or drag along rights; provided that (i) transfers to competitors will be prohibited and (ii) rights to appoint directors and the Governance Rights set forth on Exhibit B shall not be transferable (other than in connection with a permitted transfer to an affiliate).

Actions Pending Closing:

Prior to the Closing, all decisions to be made or actions to be taken by Parent or its  subsidiaries in connection with the Acquisition shall be made unanimously with the approval of both of Ares and CPPIB including, without limitation, (i) the decision to enter into or grant any amendment, supplement, waiver, or consent under, as applicable, the merger agreement, the voting agreement, the rollover commitment letter and the debt commitment letters, (ii) any determination as to whether closing conditions to the merger agreement or the rollover commitment letter have been satisfied or are to be waived and (iii) the exercise of any rights under any of the agreements enumerated in clause (i).

Prior to the Closing, neither Party will transfer any equity interests that may be issued to such Party by Parent or any of its subsidiaries (other than to affiliates of such Party who agree to be bound by the Binding Provisions).

Cooperation

Ares and CPPIB shall work together in good faith in connection with the negotiation of the definitive documentation regarding (i) the debt financing, (ii) the management arrangements and (iii) any affiliate leases with respect to the applicable stores.

Ares and CPPIB will cooperate with each other in connection with the Acquisition and all other significant matters in connection therewith.  Each of Ares and CPPIB will use its reasonable best efforts to keep each other informed of all significant developments relating to the foregoing and to afford each other an opportunity to participate in material in-person or telephonic meetings related to the foregoing, including the debt financing and management arrangements.

Commitment

Each of Ares and CPPIB agrees that it shall (i) not amend, modify, or terminate any provision of its equity commitment letter without the prior written consent of the other Party, and (ii) perform its obligations under its equity commitment letter, subject to the terms and conditions set forth therein.

Exclusivity

Neither Ares nor CPPIB will, and each will cause its respective affiliates (excluding portfolio companies and the Ares Capital Markets Group) not to, directly or indirectly (whether alone or jointly with one or more persons), engage in negotiations or discussions with any person, solicit or entertain proposals from any person, submit any indication of interest or bid to any person, or provide to any person information, in each case, other than with or to Ares or CPPIB, their affiliates and respective employees and advisors, regarding any transaction that entails the acquisition of all or substantially all of the assets or equity interests of the Target or an intended objective of which is to impede the Acquisition (a “Competing Transaction”), nor shall Ares or CPPIB otherwise be involved with any Competing Transaction (whether as investor, lender, advisor or in any other capacity), except in each case, with the prior written consent of the other Party.  The obligations of a Party under this paragraph will terminate on the earlier of (i) 1 year after the date hereof and (ii) following the valid termination of the Merger Agreement, the first date on which the other Party notifies such Party that the other Party is no longer interested in pursuing the Acquisition.

Confidentiality; Press Release

Except as provided herein, neither Ares nor CPPIB will disclose to any third party any non-public information concerning the other Party or any of its affiliates obtained in the course of discussions regarding the Acquisition. Notwithstanding the foregoing, such information may be disclosed (a) to the prospective lenders and their advisors, counsel and employees, and to a Party’s advisors, counsel and employees, in each case who need to know such information for the purpose of evaluating the Acquisition, (b) to the extent the other Party consents in writing, (c) to the extent required by law or pursuant to a deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process, or at the request of a regulatory or quasi-regulatory body, or (d) to the extent such information (i) is or becomes publicly available other than as a result of a disclosure in violation hereof, (ii) is or becomes available on a non-confidential basis from a source other than the other Party, provided that, to the receiving Party’s knowledge, such source was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing Party or another person, (iii) is already in the possession of the receiving Party prior to the date hereof (and the receiving Party can establish such prior possession) and was obtained, to the receiving Party’s knowledge, without violation of a legal, contractual or fiduciary obligation to the disclosing Party or another person or (iv) is independently developed by the receiving Party without use or reference to any such information.  Each Party agrees not to issue any press release or public statement with respect to the transactions contemplated by this term sheet without consulting with the other Party.

Transaction Fees; Termination Fee:

Ares and CPPIB Equity Investments Inc. will receive any transaction or other fees; provided that any such fees (including, without limitation, any termination fee or expense reimbursement that may become payable by the Company) will be shared pro rata based on committed equity or, following the Closing, funded equity.  Any reverse termination fee would be borne pro rata based on committed equity; provided, however, that if a covenant breach giving rise to a reverse termination fee payment is found by final non-appealable judgment by a court of competent jurisdiction to be attributable solely to one of the Parties or such Party’s affiliate, such Party shall reimburse the other Party for the other Party’s pro rata share of the reverse termination fee.

Non-Binding Nature

Except for the sections entitled (i) “Actions Pending Closing”, (ii) “Cooperation”, (iii) “Commitment”, (iv) “Exclusivity”, (v) “Confidentiality, Press Release”, (vi) “Transaction Fees; Termination Fee” and (vii) this section entitled “Non-Binding Nature”, which enumerated sections shall be binding upon Ares and CPPIB and shall be governed by and construed in accordance with the laws of the State of New York, this term sheet reflects only an indication of potential terms regarding the relationship between the Parties following the Closing and, accordingly, does not create a binding obligation on behalf of either Ares of CPPIB.

ACKNOWLEDGED AND AGREED as of October 11, 2011:

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By:	ACOF OPERATING MANAGER III, LLC,
its manager

By:	/s/ Adam Stein
	Name:	Adam Stein
	Title:	Authorized Signatory

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ André Bourbonnais
	Name:	André Bourbonnais
	Title:	Senior Vice President, Head of Private Investments

By:	/s/ Jim Fasano
	Name:	Jim Fasano
	Title:	Vice President, Principal Investing